EXECUTION COUNTERPART

                                  AMENDMENT OF
                               1992 NOTE AGREEMENT


         This Amendment of 1992 Note Agreement ("Amendment"), entered into as of June 28, 2001, by and among CONE MILLS CORPORATION (the "Company") and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Noteholder").

         WHEREAS, the parties hereto have executed and delivered that certain Note Agreement dated as of August 13, 1992 (as previously amended and as it may be further amended, modified or supplemented, the "Note Agreement");

         WHEREAS, the Company has requested a modification of, among other things, the financial covenants under the Note Agreement;

         WHEREAS, Noteholder is willing to enter into this Amendment subject to the satisfaction of conditions and terms set forth herein;

         WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note Agreement; and

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.       Amendments to Note Amendment.

        1A.      Paragraph 4A of the Note Agreement. Paragraph 4A is amended in its entirety to read as follows:

                 4A. Required Prepayments. (i) Required Prepayments. Until the Notes shall be paid in full, the Company shall apply to the prepayment of the Notes, without premium, the sum of $10,714,285.00 on August 13 in each of the years 1996 to 1999, inclusive, and on August 7, 2000 an amount equal to the Sharing Payment received by Prudential on August 7, 2000 and on November 7, 2001 the sum equal to (A) $10,714,285.00 plus
        (B) the difference between $10,714,285.00 and the principal payment made on August 7, 2000, and such principal amounts of the Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates. The remaining principal amount of the Notes, together with interest accrued thereon, shall become due on August 7, 2002, the maturity date of the Notes.

                 (ii) Offer to Prepay. (A) The Company shall offer to prepay each Note in an amount equal to (I) the Note Prepayment Amount (as defined below) of (x) the Net Proceeds of each Capital Market


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        Transaction of the Company or any Subsidiary (other than securities issued to the Company or another Subsidiary) permitted hereunder, (y) the Net Proceeds of any Asset Dispositions described in clause (vii) of the definition of "Permitted Asset Dispositions" and (z) the Net Proceeds of any Asset Dispositions described in clause (viii) of the definition of "Permitted Asset Dispositions", and (II) 100% of the proceeds of any other Sharing Payment (as defined in the Senior Debt Intercreditor Agreement) received by the any holder of a Note from time to time.

                 (B) The offer to prepay the Notes contemplated by the foregoing clause, shall be made in writing to each holder of a Note at least ten Business Days before the proposed date of prepayment specifying such proposed date and the amount available for prepayment. A holder of a Note may accept such offer to prepay by causing a notice of such acceptance to be delivered to the Company within seven Business Days after receipt of the notice required pursuant to this clause (B). A failure by a holder of Notes to respond to an offer to prepay made pursuant to this clause (B) within such seven Business Day period shall be deemed to constitute an acceptance of such offer by such holder. The amount of all prepayments pursuant to clause (A) above shall be made
        (x) ratably to each holder of a Note accepting an offer to prepay and
        (y) ratably to the agent under the Credit Agreement for the ratable benefit of the lenders thereunder. For purposes of this clause (B), each Note's pro rata share shall be a fraction, the numerator of which is the sum of the unpaid principal balance of such Note on the date of such prepayment plus the Yield-Maintenance Amount, if any, with respect to such Note on such date and any other amounts then due and owing to the holder of such Note (such amounts, collectively, the "Note Prepayment Amount"), and the denominator of which is the sum of the Note Prepayment Amount for such Note plus the Note Prepayment Amount for each other Note to be prepaid on the date of prepayment plus all obligations due under the Credit Agreement on the date of such prepayment, which for purposes hereof shall be deemed to be the Clawback Amount (as defined in the Senior Debt Intercreditor Agreement) if no Event of Default has occurred and is continuing.

        1B.      Paragraph 5 of the Note Agreement. Paragraph 5L is amended in it entirety to read as follows:

                 5L. Credit Facility. The Company shall maintain at all times a revolving credit facility having a maturity date no earlier than November 7, 2001 with at least $73,000,000 less any Sharing Payments or Disposition Payments (as defined in the Senior Debt Intercreditor Agreement) received by the lenders with respect to the Credit Agreement under Section 3.4 of the Senior Debt Intercreditor Agreement in aggregate commitments available thereunder and otherwise in form and substance satisfactory to the Required Holders and on or prior to September 28, 2001, the Company shall maintain at all times a revolving credit facility (or a binding commitment therefore with an effective date on or prior to November 7, 2001) having a maturity date no earlier than November 7, 2003 with at least $67,000,000 in aggregate commitment available thereunder and otherwise in form and substance satisfactory to the Required Holders.

        1C.      Paragraph 6 of the Note Agreement.  Paragraph 6 of the Note
Agreement is amended as follows:

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        (i)      Paragraph 6A of the Note Agreement is amended in its entirety to read as follows:

                 6A. Financial Limitations. The Company covenants that it will not permit at any time:

                 (i) Consolidated Net Worth. Consolidated Net Worth to be less than (a) $120,000,000 from the Effective Date until through September 30, 2001 and (b)(I) commencing with October 1, 2001 for each Fiscal Quarter, $145,000,000 plus 50% of Consolidated Net Income for each such Fiscal Quarter since October 1, 2000, and (II) as at the last day of each Fiscal Quarter of the Company commencing with October 1, 2001 and until (but excluding) the last day of the next following Fiscal Quarter of the Company, the sum of (x) the amount of Consolidated Net Worth required to be maintained pursuant to this paragraph 6A(i)(b)(I) as at the end of the immediately preceding Fiscal Quarter, plus (y) 100% of the aggregate amount of all increases in the stated capital and additional paid-in capital accounts of the Company resulting from the issuance of equity securities or other capital investments since
        October 1, 2000.

                 (ii) Consolidated Leverage Ratio. As of the end of each Four-Quarter Period set forth below the Consolidated Leverage Ratio to be more than that set forth opposite each such period:



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                                                                Leverage Ratio
        Period                                                  Must Not Exceed
        ----------------------------------               -----------------------

        Four Quarter Period ending July 1, 2001                   8.75 to 1.00

        Four Quarter Period ending September 30, 2001             9.90 to 1.00

        Four Quarter Period ending December 30, 2001              5.00 to 1.00

        Each Four Quarter Period ending March 31, 2002
        through June 30, 2002 and thereafter                      4.50 to 1.00

                 (iii) Consolidated Interest Coverage Ratio. As of the end of each month for the Twelve-Month Periods set forth below the Consolidated Interest Coverage Ratio to be less than that set forth opposite each such period:


                                                        Interest Coverage Ratio
        Period                                               Must Exceed
        ----------------------------------              -----------------------

        Twelve Month Period ending July 1, 2001                  1.25 to 1.00

        Twelve Month Period ending September 30, 2001            1.10 to 1.00

        Twelve Month Period ending December 30, 2001             2.20 to 1.00

        Each Twelve Month Period ending thereafter               2.25 to 1.00

                 (iv) Consolidated EBITDA. Consolidated EBITDA for each period set forth below to be less than the amount set forth opposite such period:

                                                           Consolidated EBITDA
        Period Ending                                          Must Exceed
        ----------------------------------              -----------------------

        Four Fiscal Quarters ending July 1, 2001                  $25,000,000

        Four Quarter Period ending September 30, 2001             $23,500,000

        Four Quarter Period ending December 30, 2001              $50,000,000

        Each Four Quarter Period ending thereafter                $52,000,000

        (ii) Paragraph 6B of the Note Agreement is amended in its entirety to read as follows:

                 6B. Capital Expenditures. (a) Make or become committed to make U.S. Capital Expenditures which exceed $10,000,000 in Fiscal Year 2001.

                 (b) Make or become committed to make Mexican Capital Expenditures unless (i) no Default or Event of Default has occurred and is continuing, (ii) such Mexican Capital Expenditures are only for the purpose of purchasing the certain real property in Altamira, Mexico and making certain improvements thereto and (iii) such Mexican Capital expenditures do not exceed $200,000 in Fiscal Year 2001.

        (iii) Paragraph 6C(2)(e) is hereby amended by deleting the Dollar amount "$10,000,000" and inserting in lieu thereof the Dollar amount "$0".

        (iv) Deleting the Dollar amount "$5,000,000" and inserting in lieu thereof the Dollar amount "$0" hereby amends paragraph 6C(2)(f).

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        1D.      Paragraph 10B of the Note Agreement.  The following revisions shall be made to paragraph 10B of the Note Agreement:

        (i) Subsection (vii) of the definition of the term "Consolidated EBITDA" is amended in its entirety to read as follows:

                 (vii) Non-cash Restructuring Charges not to exceed $35,000,000 in Fiscal Year 2001.

        (ii)     The following new definitions shall be added to paragraph 10B:

                  "Assets Dispositions" shall have the meaning set forth in the Credit Agreement, without giving effect to any amendments or waivers thereto.

                  "Capital Market Transaction" shall have the meaning set forth in the Credit Agreement, without giving effect to any amendments or waivers thereto.

                 "Net Proceeds" (a) from any public or private offering of any security (including securities evidencing Indebtedness and any Capital Market Transaction) means cash payments received by the Company or any Subsidiary therefrom as and when received, net of all legal, accounting, banking and underwriting fees and expenses, commissions, discounts and other issuance expenses incurred in connection therewith and all taxes required to be paid or accrued as a consequence of such issuance; and (b) from any Asset Disposition means cash payments received by the Company or any Subsidiary therefrom (including any cash payments received pursuant to any note or other debt security received in connection with any Asset Disposition) as and when received, net of
         (i) all legal fees and expenses and other fees and expenses paid to third parties and incurred in connection therewith, (ii) all taxes required to be paid or accrued as a consequence of such disposition,
         (iii) all amounts applied to repayment of Indebtedness (other than under the Notes and the Credit Agreement) secured by a Lien on the asset or property disposed.

                 "Senior Debt Intercreditor Agreement" means that certain Intercreditor Agreement dated as of January 28, 2000 among Bank of America, N.A., as Priority Collateral Agent; Wilmington Trust Company, as General Collateral Agent; each lender a party to the Credit Agreement; the Noteholder and certain other parties thereto, as amended, supplemented or restated from time to time.

                 "Permitted Asset Dispositions" shall have the meaning set forth in the Credit Agreement, without giving effect to any amendments or waivers thereto.

        2. Conditions of Effectiveness. Upon satisfaction of the following, the effective date of this Amendment shall be June 28, 2001 (the "Effective Date"). This Amendment shall become effective when, and only when, (a) the Noteholder shall have received all of the following documents, each (unless otherwise indicated) being dated the date hereof, in form and substance satisfactory to the Noteholder:

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                 (i)  executed originals of each of this Amendment and the
        Consent of Guarantors, attached hereto;

                 (ii) the favorable written opinion of Neil Koonce, Esq., counsel to the Company, addressed to the Noteholder and satisfactory to its counsel;

                 (iii) a duly executed amendment to the Credit Agreement containing substantially the same amendments and waiver as are contained herein and otherwise in form and substance acceptable to the Noteholder and under which all conditions have been satisfied and that is in full force and effect; and

                 (iv) a duly executed letter from General Electric Capital Corporation, in form and substance are satisfactory to the Noteholder, confirming that the conditions set forth in the securitization agreement with the Company have been satisfied.

        (b) The Company shall have paid in immediately available funds, the nonrefundable amendment fee to the Noteholder in the amount of $28,945;

        (c) The Company shall have paid all costs and expenses (including legal fees) incurred by the Noteholder;

        (d) Such other documents, instruments, approvals or opinions as the Noteholder may reasonably request; and

        (e) The representations and warranties contained herein shall be true on and as of the date hereof, there shall exist on the date hereof, no Event of Default or Default; except as disclosed in writing to the Noteholder, there shall exist no material adverse change in the financial condition, business operation or prospects of the Company or its Subsidiaries since December 31, 2000; and the Company shall have delivered to the Noteholder an Officer's Certificate to such effect.

        3.       Representations and Warranties.

        (a) The Company hereby repeats and confirms each of the representations and warranties made by it in the Credit Agreement (it being understood that any reference to (i) Lender includes the Noteholder, and (ii) Loan Documents includes the Note Agreement and the Notes, as amended hereby) and in paragraph 8H of the Note Agreement, as amended hereby, as though made on and as of the date hereof, with each reference therein to "this Agreement", "hereof", "hereunder", "thereof", "thereunder" and words of like import being deemed to be a reference to the Note Agreement as amended hereby.

        (b)      The Company further represents and warrants as follows:

                 (i) The execution, delivery and performance by the Company of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and do not contravene (A) its charter or by-laws, (B) law or (C) any legal or contractual restriction binding on or affecting the Company; and such execution,


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        delivery and performance do not or will not result in or require the creation of any Lien upon or with respect to any of its properties.

                 (ii) No governmental approval is required for the due execution, delivery and performance by the Company of this Amendment, except for such governmental approvals as have been duly obtained or made and which are in full force and effect on the date hereof and not subject to appeal.

                 (iii) This Amendment constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

                 (iv) There are no pending or threatened actions, suits or proceedings affecting the Company or any of its Subsidiaries or the properties of the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, that may, if adversely determined, materially adversely affect the financial condition, properties, business, operations or prospects of the Company and it Subsidiaries, considered as a whole, or affect the legality, validity or enforceability of the Note Agreement, as amended by this Amendment.

        4. Consent to Amendment of Credit Agreement. The Required Holders hereby consent to the amendment of Section 10.2 of the Credit Agreement as set forth in Amendment No. 4 to Credit Agreement dated June 28, 2001 and hereby agree that such amendment shall be incorporated into paragraph 6C(3) of the Note Agreement by this reference.

        5. Request for Information. The Purchaser hereby requests, and by Paragraph 5A(iv) of the Note Agreement, the Company shall, on the last Business Day of each week, deliver to each Significant Holder (i) projected cash flow statements of the Company and its Subsidiaries for the 13 week period beginning on such date and (ii) a comparison of the week most recently ended with the amount projected for such week in the statements delivered pursuant to clause
(i) above, with an explanation of any material variances (10% or greater) between actual and projected cash flow.

        6.       Miscellaneous.

        6A.      Reference to and Effect on the Note Agreement. (a) Upon the
effectiveness of this Amendment, on and after the date hereof each reference in the Note Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Note Agreement, and each reference in any other document to "the Note Agreement", "thereunder", "thereof" or words of like import referring to the Note Agreement, shall mean and be a reference to the Note Agreement, as amended hereby.

        (b) Except as specifically amended and waived above, the Note Agreement, and all other related documents, are and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

       (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any holder of a Note under the Note Agreement or the Notes, nor constitute a waiver of any provision of any of the foregoing.



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        6B.      Costs and Expenses.  The Company agrees to pay on demand all costs and expenses incurred by any holder of a Note in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel. The Company further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by any holder of a Note in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this paragraph 6B.

        6C.      Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

        6D.      Governing Law.  This Amendment shall be governed by, and
construed in accordance with, the laws of the State of New York.

        6E.      Estoppel. To induce the Noteholder to enter into this
Amendment, the Company hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense or counterclaim in favor of the Company against any holder of the Notes with respect to the obligations of the Company to any such holder, either with or without giving effect to this Amendment.



                            [Signatures on Next Page]


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                               CONE MILLS CORPORATION


                                               By /s/ Gary L. Smith
                                               Name: Gary L. Smith
                                               Title: Exec Vice President & CFO


                                               THE PRUDENTIAL INSURANCE
                                               COMPANY OF AMERICA

                                                By /s/ Gwendolyn S. Foster
                                                Name: Gwendolyn S. Foster
                                                Title: Vice President

                     CONSENT AND REAFFIRMATION OF GUARANTORS


         Each of the undersigned (i) acknowledges receipt of the foregoing Amendment of 1992 Note Agreement (the "Amendment"), (ii) consents to the execution and delivery of the Amendment by the parties thereto, and (iii) reaffirms all of its obligations and covenants under the Guaranty Agreement dated as of January 28, 2000, and agrees that none of such obligations and covenants shall be affected by the execution and delivery of the Amendment. This Consent and Reaffirmation may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.


                                               CIPCO S.C., INC.


                                               By: /s/ Gary L. Smith
                                               Name: Gary L. Smith
                                               Title: Vice President


                                               CONE FOREIGN TRADING LLC

                                               By: /s/ Gary L. Smith
                                               Name: Gary L. Smith
                                               Title: Exec Vice President & CFO